UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2008

VISANT HOLDING CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	333-112055	90-0207875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street		10504
Armonk, New York 10504		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 25, 2008, Visant Holding Corp.’s subsidiary, Visant Corporation (“Visant”), announced the consolidation of its book cover and component operations which will result in the permanent closure of the Pennsauken, New Jersey facilities later this year. Visant will consolidate its book cover and component operations, including the relocation of certain equipment, into its Hagerstown, Maryland, Rockaway, New Jersey and Milwaukee, Wisconsin facilities. Visant’s decision to consolidate the operations was made in order to take advantage of scale, enhanced technologies and improved workflow efficiencies.

In connection with the consolidation, Visant anticipates that it will incur costs, including employee severance and termination benefits, facility closure costs, costs to relocate certain equipment and other disposal and associated costs. At the date of this filing, Visant is unable in good faith to make a determination of an estimate of the total amount or range of amounts expected to be incurred in connection with the consolidation. Visant will file one or more amendments to this Form 8-K, as necessary, after it makes a good faith determination of an estimate or range of estimates.

Item 7.01	Regulation FD Disclosure.

On June 25, 2008, Visant issued a press release announcing the consolidation of its book cover and component operations. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

99.1     Press release, dated June 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT HOLDING CORP.

Date: June 25, 2008	/s/ PAUL B. CAROUSSO
Paul B. Carousso
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated June 25, 2008.